Exhibit 1.01

Tesla Conflict Minerals Report

(This report has been filed with the U.S. Securities and Exchange Commission to comply with the reporting period for the calendar year ended December 31, 2022.)

Tesla’s Mission

The goal of Tesla is to accelerate the world’s transition to sustainable energy.

Overview of Tesla

We design, develop, manufacture, sell and lease high-performance fully electric vehicles and energy generation and storage systems, and offer services related to our products. We generally sell our products directly to customers, and continue to grow our customer-facing infrastructure through a global network of vehicle service centers, Mobile Service, body shops, Supercharger stations and Destination Chargers to accelerate the widespread adoption of our products. We emphasize performance, attractive styling and the safety of our users and workforce in the design and manufacture of our products and are continuing to develop full self-driving technology for improved safety. We also strive to lower the cost of ownership for our customers through continuous efforts to reduce manufacturing costs and by offering financial and other services tailored to our products. Our mission is to accelerate the world’s transition to sustainable energy. We believe that this mission, along with our engineering expertise, vertically integrated business model and focus on user experience differentiate us from other companies.

Introduction

Tesla is committed to sourcing only responsibly produced materials. This means having safe and humane working conditions in our supply chain and ensuring that workers are treated with respect and dignity. In addition to the Tesla Supplier Code of Conduct (“Code”), our Global Human Rights and Responsible Sourcing policies (“Policies”) outline our expectations for all suppliers and partners with whom we work, as well as our commitment to respect human rights and responsible sourcing. We strictly follow all U.S. as well as foreign legal requirements and require our supply base to do the same. Our contractual agreements with suppliers reinforce these requirements and establish expectations of adherence to Tesla’s Code and Policies. Our suppliers are obligated to provide us evidence that their operations address these social, environmental and sustainability issues, as well as their sourcing is done in a responsible manner.

Tesla’s supply chain has a unique hybrid of traditional automotive and high-tech industry suppliers from around the world. Most of our Tier 1 suppliers (i.e., directly sourced suppliers) do not purchase raw materials directly from mining/refining parties and instead obtain them from their upstream suppliers and sub-suppliers. Therefore, reliably determining the origin of all of our suppliers’ products is a challenging task, but the due diligence practices outlined below provide additional information and transparency that help us and our suppliers adhere to the responsible sourcing principles of our Code and Policies.

Our Tier 1 automobile parts suppliers are required to register and complete the domestic and international material compliance requirements in the automotive industry standard International Material Data System (“IMDS”) to meet European Union and other international materials and environmental related regulations. This requirement is also mandated for all suppliers who supply their products or raw materials to us as part of our production part approval process.

Tesla’s Responsible Supply Chain

All of Tesla’s supply chain partners are subject to our Code. This Code is the foundation for ensuring social and environmental responsibility and ethical conduct throughout our supply chain, no matter the industry, region or materials. Tesla continues to identify and do business with organizations that conduct their business with principles that are consistent with our Code.

Tesla, along with our partners and independent third parties, conducts audits to observe these principles in action. If there is a reasonable basis to believe a supplier is in violation of our Code, Tesla will transition away from that relationship unless the violation is remediated in a satisfactory manner.

In addition to our Code, Tesla’s Global Human Rights Policy formalizes our commitment to uphold, respect and embed human rights and the values they represent throughout our business as we accelerate the world’s transition to sustainable energy. The ethical treatment of all people and regard for human rights is core to our mission of a sustainable future for all. The policy is applicable to both our own operations and our supply chain, and includes the communities impacted by our operations and our supply chain.

Next, our Responsible Sourcing Policy helps to ensure that all companies or individuals involved in a supply chain producing goods and services for Tesla, whether directly and indirectly, conduct their worldwide operations in a responsible manner, consistent with Tesla’s mission. Tesla's suppliers are required to use reasonable efforts to ensure that the products they supply to Tesla do not contribute to armed conflict, human rights abuses or environmental degradation, regardless of sourcing location. For all materials used in Tesla products, Tesla requires its suppliers to establish policies, due diligence frameworks and management systems consistent with the OECD Due Diligence Guidance for Responsible Business Conduct, and the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

This report details our due diligence efforts to understand the origin of the conflict minerals used in our products and the company’s efforts to eliminate from our value chain any benefits our sourcing of these materials may give to armed groups in the Democratic Republic of the Congo and its adjoining countries (“DRC region”) or other conflict-affected and high-risk areas (“CAHRAs”). The SEC currently defines “conflict minerals,” also known as “3TG,” as:

(i)	columbite-tantalite (tantalum);
(ii)	cassiterite (tin);
(iii)	gold;
(iv)	wolframite (tungsten); and
(v)	any derivatives of the above.

When sourcing 3TG materials, Tesla expects suppliers to share our goal and implement steps to create a responsible supply chain. Where our suppliers source directly from smelters or refiners (“SoRs”), we require sourcing only from SoRs that have been validated as responsible sources by the Responsible Minerals Initiative’s (“RMI”) Responsible Minerals Assurance Process (“RMAP”) or an equivalent program. For our suppliers who do not source directly from an SoR, we expect them to engage with their own supply chain and require sourcing only from SoRs that conform to the RMAP. When we discover suppliers with non-conformant SoRs, Tesla requires these suppliers to transition to a fully conformant supply chain without delay. Suppliers may be requested to provide evidence of changes to their supply chain to prove the removal of non-conformant SoRs.

Tesla recognizes the importance of continuing to source from potentially high-risk contexts, including for example, the DRC region or other CAHRAs; practicing risk mitigation is a preferred path than to an embargo or termination of sourcing due to the importance of material production to livelihoods in those areas.

The sharing of sourcing information is critical to our efforts to source responsibly, and all Tesla suppliers are required to provide information upon request on their sourcing, due diligence efforts and findings for all materials. For more information, please see Tesla’s Responsible Sourcing Policy.

In-Scope Products

As a company at the intersection of technology, transportation (electric vehicles) and energy (solar and storage), some products manufactured by Tesla contain some portion of 3TG.

Automotive Suppliers

We use the IMDS to help determine which automotive suppliers to include in our 3TG minerals due diligence inquiries. Utilizing the IMDS database, we review our entire Tier 1 supplier base to determine which suppliers are likely to supply products with 3TG. To best address the use of 3TG within our supply chain, we engage with suppliers who have a likelihood of using the covered materials in the products supplied to us in our Reasonable Country of Origin Inquiry (“RCOI"). For any automotive suppliers that provided a response in contradiction to their IMDS submission, Tesla requested that the supplier provide an update either to the IMDS or the RMI’s Conflict Minerals Reporting Template (“CMRT”).

Non-Automotive Suppliers

In an effort to include all possible relevant sources of 3TG in our due diligence, Tesla also requests Tier 1 suppliers in our solar and energy supply chains to complete CMRTs and includes them in the RCOI with our automotive suppliers.

Reasonable Country of Origin Inquiry

Due to Tesla’s downstream position in our supply chain, several tiers removed from 3TG SoRs, any efforts to understand the origin of raw materials rely on the cooperation of our Tier 1 and other upstream suppliers. In 2022, more than 590 Tier 1 suppliers took part in our RCOI process, including automotive, solar and energy suppliers. As Tesla’s supply network expands, we will continue to inform suppliers on our responsible sourcing requirements as outlined in our Code and Policies, as well as on the need to conduct due diligence efforts and share information on the sourcing of 3TG.

We aim to achieve a high response rate (percentage of Tier 1 suppliers that provide a complete CMRT for the current reporting year), as this will give us the best opportunity to identify opportunities for improvement. We also strive to obtain information that is most relevant to the supply chains of the parts and products supplied to Tesla. For the 2022 reporting year, we focused efforts on collecting Tesla product-specific information from our Tier 1 suppliers. This was a change in process from prior years, during which we previously allowed Tier 1 suppliers to submit information relevant to their company as a whole, which resulted in information that was not fully relevant to Tesla and was over-reporting. Despite the request for only product-specific CMRT submissions, the information submitted by some Tier 1 suppliers is likely broader than just SoRs relevant to Tesla, due to the volume of SoRs reported for any given supply chain, and thus, is likely over-reporting for the facilities relevant to Tesla. Given the fungible nature of the materials subject to this disclosure, as well as the complex and long supply chains for products that contain these materials, it is difficult for suppliers to identify the specific mines that are ultimately a source of material for Tesla products. We continue to work to educate suppliers on our expectations to provide information relevant to Tesla and seek efforts to improve the transparency and due diligence process.

For the 2022 reporting year, we sent in-scope suppliers a formal communication of our enhanced expectations and utilized the RMI to gather information from our Tier 1 suppliers. Our expectations included to: review Tesla’s policies, complete the Tesla-specific CMRT request, remove high-risk SoRs from the supply chain, establish and document due diligence frameworks consistent with the OECD Due Diligence Guidance, source from SoRs that participate in RMAP or another OECD-aligned independent assessment program, implement due diligence practices (including recommendation to become a member of the RMI, participate in the Minerals Grievance Platform, utilize resources such as the CMRT Completion Guide available in English, Chinese, German and Japanese) and extend and communicate these expectations to upstream suppliers. In addition, Tesla engaged a reputable third-party service provider with experience in responsible sourcing of minerals data collection to assist with the engagement and training of suppliers, collection of CMRTs, validation of responses, SoR identification and risk assessment. Using a combination of outreach via e-mail and phone, our in-scope Tier 1 suppliers were contacted multiple times throughout the year.

Industry Collaboration

We recognize the importance of working with industry peers and organizations and believe that a consolidated effort is the most efficient method to determine the reasonable country of origin. The RMI is one of the most utilized and respected resources for companies addressing issues related to the responsible sourcing of minerals in supply chains. Tesla collaborates with the RMI and its member companies to address challenges and emerging issues in the area of responsible minerals sourcing, including through participation in RMI workgroups to listen, learn, partner and co-design shared solutions. In 2022, a member of Tesla’s Responsible Sourcing team served as Co-Chair of the RMI’s Gold Team Working Group, a workgroup aiming to increase the uptake of responsible sourcing practices in the gold supply chain. Tesla also participated in the Smelter Engagement Team and the Due Diligence Practices Team.

In 2022, we met with representatives from the RMI, peer companies in the automotive and technology sectors and civil society stakeholders to discuss opportunities to continually improve the industry’s approach to responsible 3TG sourcing. We provided feedback to the RMI and other OECD-aligned, independent assessment programs (such as London Bullion Market Association's Responsible Gold Programme) on opportunities to strengthen the industry's audit protocol, upstream due diligence and collective industry tools. We also attended industry forums including the 2022 RMI conference and the early 2023 OECD Forum on Responsible Mineral Supply Chains.

The information in Annex I is based on RMI’s RCOI data as of May 1, 2023 and Tesla’s 2022 supplier CMRT responses received. Based on this information, the countries of origin of the 3TG contained in our products may include the countries listed below in Annex I. This information may be underinclusive to the extent any of our suppliers have not provided complete information regarding the countries of origin in their or their sub-suppliers' supply chains. At the same time, this list may be overinclusive due to the RMI’s database including countries from the supply chains of all of its participants and not just Tesla. Annex II lists the smelters and refiners that may be in Tesla’s or our suppliers’ supply chains with respect to 3TG contained in our products, and this information is based on the 2022 supplier CMRT responses received. Like the RCOI data, this SoR list may be under or overinclusive due to the nature of how information is collected and distributed. Additional details of how this information is compiled and its connection to Tesla can be found in the sections for each of the Annexes below.

Description of Due Diligence

Our 3TG responsible sourcing of minerals processes and policies are designed to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”).

Step 1: Establish Strong Company Management Systems

As noted above, Tesla has a Global Human Rights Policy and Responsible Sourcing Policy, both of which were updated in early 2023, as well as the Tesla Supplier Code of Conduct. These policies are publicly available through our website (https://www.tesla.com/legal/additional-resources#responsible- sourcing-policies).

The Responsible Sourcing Policy is applicable for all materials and all sourcing regardless of sourcing location, and therefore constitutes our policy for 3TG. We updated our Responsible Sourcing Policy to clarify that we expect suppliers to source from SoRs that have engaged in the RMAP and set similar expectations with their suppliers. The RMAP standards are developed to meet the requirements of the OECD Guidance, the Regulation (EU) 2017/821 of the European Parliament and the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act. We also clarify in the Responsible Sourcing Policy that Tesla recognizes the importance of continuing to source from potentially high-risk countries, including for example, the Democratic Republic of the Congo or other Conflict-Affected and High-Risk Areas; practicing risk mitigation is preferable to an embargo or termination of sourcing due to the importance of material production to livelihoods in those areas.

The Tesla Integrity Line is one of Tesla’s grievance mechanisms that can be used to report concerns, especially those relating to Tesla’s policies against illegal conduct, unethical behavior or human rights violations including those related to the sourcing of minerals. In early 2023, we expanded access to this third-party managed helpline to allow external stakeholders, rights holders and rights defenders to raise potential concerns. We also updated The Global Human Rights Policy to refer to our Integrity Line and clarify that we expect our suppliers and their respective suppliers to implement an effective grievance management system for their operations, reaching suppliers’ workers and their legitimate representatives.

In instances where stakeholders prefer mechanisms outside of those operated by Tesla, other external grievance mechanisms are available such as the Responsible Business Alliance’s Grievance Mechanism, the Responsible Minerals Initiative’s Minerals Grievance Platform, and the non-judicial grievance mechanism operated by the Organization for Economic Cooperation and Development—the OECD National Contact Points for Responsible Business Conduct. These grievance mechanisms options are linked within our Global Human Rights Policy.

Our supplier manuals also address our policies on responsible sourcing of minerals and state our expectation that all Tesla suppliers are accountable for performing due diligence on their mineral supply chains in accordance with OECD Guidance. Our contractual terms with suppliers (i.e., General Terms and Conditions) also include our expectation that all Tesla suppliers are accountable for performing minerals due diligence aligned with OECD Guidance, including to conform to any applicable internationally accepted assurance programs such as RMAP. In early 2023, we strengthened contractual language related to supply chain traceability and the removal of high-risk entities in the supply chain.

In 2022, we trained employees within Tesla’s Supply Chain Organization on the topic of responsible sourcing of minerals and supplier engagement related to 3TG sourcing. We also initiated a new-hire training program for Supply Chain Organization employees such as Global Supply Managers and Supplier Industrialization Engineers on our Policies, supplier expectations and how they too can support Tesla’s responsible sourcing activities.

Tesla maintains a specialized Responsible Sourcing team within its Supply Chain Organization to lead due diligence efforts. In addition, an internal cross-functional Tesla Responsible Sourcing Steering Committee (the “Steering Committee”), composed of Tesla leadership from Supply Chain, Internal Audit, Investor Relations, EHS, Public Policy & Business Development,

Sustainability, Compliance and Legal, oversees these due diligence efforts and potential risks within our supply chain. Our efforts have been overseen and approved, by the Steering Committee, including our Vice Presidents of Global Supply Management.

Step 2: Identify and Assess Risk in the Supply Chain

Tesla’s risk identification and assessment process begins with the RCOI process detailed above and by leveraging the CMRT. In-scope Tier 1 suppliers are engaged multiple times during this process, and internal stakeholders, such as Global Supply Managers, emphasize the importance of their participation. Supplier data is collected over a multi-week period in order to allow for follow-up and further validation.

Supplier responses are continually reviewed throughout the process to ensure consistency with expected responses, and suppliers are asked to provide evidence of their own due diligence processes. Utilizing a reputable third-party, we also assess each CMRT received and follow up with suppliers who provided incomplete or invalid responses. When a supplier discloses that it has non-conformant SoRs in its supply chain, Tesla or our third-party service provider informs the supplier of our expectation to source only from suppliers that have successfully completed a responsible sourcing assessment such as the RMAP, per our Responsible Sourcing Policy. We require the supplier transition away from non-conformant SoRs.

SoR information is assessed against information provided by the RMI for validity as a SoR. Valid SoRs are then reviewed for their status as “conformant to” or “active in” a responsible sourcing audit program.

With our service provider, Tesla monitors responses from suppliers on their own internal policies and processes regarding responsible sourcing of minerals. We provide feedback to suppliers when they do not meet our expectations. For the 2022 reporting period, with our service provider, we established a new dashboard to track CMRT submissions against priority topics and metrics. The dashboard included the number of Tier 1 suppliers that reported high-risk SoRs in their CMRT submission and the number and name of high-risk SoRs reported by each supplier. This dashboard was used to escalate follow-up with suppliers, with the support of Tesla Global Supply Managers. We hosted office hours for Global Supply Managers to further educate them on the need to prioritize these asks with suppliers. We also initiated an enhanced due diligence survey to request corrective action plans from suppliers when they submitted CMRTs that included high-risk SoRs.

In 2022, we undertook efforts to better understand the volume of 3TG in Tesla vehicles. We used data from IMDS and created an internal dashboard to further inform our approach to 3TG responsible sourcing.

2022 marked the fifth year of Tesla’s social and environmental compliance audits, which follow the Responsible Business Alliance's audit guidance. Through this program, Tesla assesses certain suppliers on issues including their management systems for responsible sourcing of minerals by commissioning third-party audits to assess conformance with the Code. We greatly expanded the scope of our audits in both the number and geographic location of suppliers who underwent these audits. We use audits as a tool for driving continuous improvement with our suppliers by ensuring that corrective actions are implemented for identified issues and requiring closure audits where a priority non-conformance is identified. In 2022, we also began piloting a Supplier Self-Assessment Questionnaire, which further includes questions related to minerals and materials in the supply chain.

Representatives from Tesla's Responsible Sourcing team traveled to 3TG production regions in East Africa, specifically Rwanda and Uganda, to learn more about the 3TG supply chain in 2022. Tesla visited four 3TG mines and SoRs. Our purpose was to observe on-the-ground conditions, assess audit schemes, meet with capacity-building groups and local stakeholders (including representatives from artisanal and small-scale mining (ASM) organizations, midstream supply chain actors and civil society) as well as explore opportunities for impact. We became more closely involved with understanding the due diligence efforts of existing, globally recognized assurance programs and sought to identify opportunities for improvement to best allow Tesla to gain visibility and actionable information about on-the-ground impact. Where we found potential problems, we voiced our concerns and worked with local stakeholders to support improvements. Where we saw programs that offered more opportunity for transparency and positive impact, we have explored our potential involvement. Ultimately, we aim to improve on-the-ground conditions in and around mining communities.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

We monitor SoR validation progress by the RMI or other cross-recognized SoR responsible sourcing audit programs. If suppliers or SoRs fail to meet Tesla’s standards, we communicate the need to improve, in accordance with the framework of progressive improvement under the OECD Guidance. Any concerns with supplier responses throughout the data collection process are brought to the attention of the Steering Committee for further review and action.

In alignment with OECD Guidance, Tesla shares the names of SoRs provided to us that have not been validated to the RMI for validation and audit. To help determine the reasonable country of origin for the 3TG in our supply chain, we continue to monitor and rely upon the RMI’s progress in identifying and validating SoRs.

With recognition of the importance of cross-industry collaboration and to share best practices, Tesla continues to actively participate in the RMI including relevant working groups, described in additional detail in the “Industry Collaboration” section, above.

Step 4: Perform Independent Third-Party Audit of Supply Chain Due Diligence

As outlined in OECD Guidance, we support the RMI, an industry initiative which audits due diligence activities of SoRs. We rely on the RMI program and OECD-aligned independent assessment programs cross-recognized by RMI to determine if 3TG facilities reported by our suppliers are conformant with audit standards. We continue to work with the RMI to aim to strengthen their audit program.

We support the RMI’s outreach efforts and RMAP SoR audits through our membership and participation in working groups. In 2022, we contributed to the RMI’s Audit Fund, a fund designed to encourage SoRs to undergo an independent third-party assessment. The Audit

Fund offers SoRs an incentive for participating in the RMAP by fully paying for the costs of their initial audit and supporting needs-based re-assessments. By voluntarily providing financial support to the Audit Fund, Tesla is participating in the financial cost-sharing of upstream supply chain due diligence. We reserve the right to ask any high-risk Tier 1 supplier to audit their supply chain conflict minerals due diligence program using a third-party independent auditor.

The data on which we rely for certain statements in this declaration are obtained through our membership in the RMI using the RCOI report for RMI member ID: TSLA.

Step 5: Report on Supply Chain Due Diligence

We report on our due diligence efforts as required by law and to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. This report is also available on Tesla’s publicly available Legal page (www.tesla.com/about/legal). We also report on our efforts within the annual Tesla Impact Report.

Continuous Improvement

Tesla is working to continuously improve our responsible sourcing efforts. Our goal is that wherever Tesla’s supply chain has an impact, local conditions for stakeholders continuously improve as a result of our purchasing decisions and relationships. We strive to source all of our 3TG through conformant SoRs and support upstream positive impact. We work to stay up to date on current and emerging risks and regularly update our policies, standards, and management systems to meet challenges and address existing and emerging issues more effectively. In order to further strengthen our efforts, we:

▪	Continue to participate in cross-industry groups such as the RMI;
▪

Continue to work with in-scope suppliers to improve response rates to our requests, improve the quality (including accuracy) of their responses, and encourage their sourcing from conformant SoRs that meet Tesla expectations;

▪	Continue to contractually require participation from our suppliers in our due diligence process ;
▪	Encourage suppliers to conduct responsible sourcing from the DRC region by using conformant SoRs, and discourage the creation of a de facto embargo on sourcing from the DRC region;
▪	Through participation in RMI’s workgroups, encourage SoRs to participate in RMAP protocol and thus enable responsible sourcing from the DRC region or other CAHRAs;
▪	Enhance efforts to understand on-the-ground opportunities for impact, including through engagements with upstream parties, non-governmental organizations and other stakeholders;
▪	Enhance efforts to implement on-the-ground opportunities for impact, in consultation with local stakeholders; and
▪	Explore opportunities to further Tesla’s mission to accelerate the world’s transition to sustainable energy as it relates to the responsible sourcing of minerals.

Forward-Looking Statements

Certain statements in this report are forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update any forward- looking statement contained in this report.

Results of Reasonable Country of Origin Inquiry & Due Diligence

Annex I

Due to Tesla’s downstream position in our supply chain, any efforts to understand the origin of raw materials rely heavily on the cooperation of our Tier 1 and upstream suppliers. Even though we request our Tier 1 suppliers provide Tesla-specific information, we are unable to reliably confirm whether any specific 3TG facility is active in our supply chain. Additionally, based on the information that is provided and the nature of the supply chain, the Tier 1 supplier is unable to directly link the specific 3TG facility, or mine of origin, to the product provided to Tesla. As a result, we continue to engage with our suppliers to improve due diligence efforts and transparency to be able to further address any potential risks or non-conformances. Based on our due diligence efforts to date, and despite the limitations described above, we believe that the following list of countries of origin reflects countries from which our suppliers may have sourced from conformant SoRs and refiners. This list may be overinclusive due to the RMI’s database including countries of origin from the supply chains of all of its participants and not just Tesla. Tesla will continue to work with our suppliers to encourage sourcing only from conformant SoRs, including by encouraging suppliers to have their non-participating SoRs successfully participate in an audit program.

All materials sourced through conformant SoRs are considered by the international community as responsible sources of 3TG materials. At the same time, we recognize that audit programs have inherent challenges. In 2022, Tesla took efforts to better understand the potential challenges associated with the audit programs in the 3TG space, both at the SoR level and the further upstream mine-level. Where appropriate, we voiced our concerns and worked with local stakeholders to support improvements. Where we saw programs that offered more opportunity for transparency and positive impact, we have explored our potential involvement.

Tesla continues to work to gain further insight and transparency into our and our suppliers’ supply chains for 3TG, including fully identifying countries of origin of 3TG and the SoRs used to process the necessary 3TG in Tesla’s products.

It is important to note we do not have direct relationships with 3TG sub-suppliers or SoRs in many of these countries and our influence on the supply chain when it is several tiers removed is limited. Therefore, although a country may be listed in the tables below, it may not be a part of Tesla’s supply chain. There is currently no completely accurate methodology to identify the specific countries that are included in parts supplied to Tesla, therefore the list of countries includes more countries than are in fact in Tesla’s supply chain. As our processes continue to improve and the specificity of the RCOI information increases, this list may fluctuate year over year. Information provided by our suppliers in the list below is inclusive of all of 2022.

Gold	Tantalum	Tin	Tungsten

Algeria, Andorra, Antigua and Barbuda, Argentina, Australia, Austria, Azerbaijan, Bahamas, Bangladesh, Barbados, Belarus, Belgium, Benin, Bolivia (Pluralnational State of), Bosnia and Herzegovina, Botswana, Brazil, Bulgaria, Burkina Faso, Cambodia, Canada, Cayman Islands, Chile, China, Colombia, Costa Rica, Cote

d'Ivoire, Croatia, Curacao, Cyprus, , Czech Republic, Democratic Republic of the Congo, Denmark, Dominican Republic, Ecuador,  Egypt, El Salvador, Eritrea, Estonia,, Fiji, Finland, France, French Guiana, Georgia, Germany, Ghana, Greece, Grenada, Guatemala, Guinea, Guyana, Honduras, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Israel, Italy, Jamaica, Japan, Jordan, Kazakhstan, Kenya, Kuwait, Kyrgyzstan, Lao People’s Democratic Republic, Latvia, Lebanon, Liberia, Liechtenstein, Lithuania, Luxembourg, Macao, Malaysia, Mali, Malta, Mauritania, Mauritius, Mexico, Monaco, Mongolia, Morocco, Mozambique, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Nigeria, Norway, Oman, Pakistan, Panama, Papua New Guinea, Peru, Philippines, Poland, Portugal, Puerto Rico, Republic of Korea, Romania, Russian Federation, Saint Kitts and Nevis, Saudi Arabia, Senegal, Serbia,  Singapore, Sint Maarten, Slovakia, Slovenia, South Africa, South Korea, Spain, St Vincent and Grenadines, Sudan, Suriname, Swaziland, Sweden, Switzerland, Tajikistan,Taiwan, Tanzania, Thailand, Trinidad and Tobago, Tunisia, Turkey, Turks and Caicos, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Vietnam,

Zambia, Zimbabwe

Australia, Belarus, Brazil, Burundi, Canada, China, Czech Republic, Democratic Republic of the Congo, El Salvador, Estonia, Ethiopia, France,

Germany, Hong Kong, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Mexico, Mozambique, Nigeria, Russian Federation, Rwanda, Sierra Leone, Singapore, South Korea, Spain, Taiwan, Thailand, United Kingdom of Great Britain and Northern Ireland, United States of America, Zimbabwe

Angola, Argentina, Australia, Austria, Bahrain, Bangladesh, Belarus, Belgium, Bolivia (Plurinational State of), Brazil, Bulgaria, Burundi, Canada, Chile, China, Colombia, Croatia, Czech Republic, Democratic Republic of the Congo, Denmark, Egypt, Finland, France, Germany, Ghana, Greece, Guinea, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jordan, Kazakhstan, Kenya, Kuwait, Laos, Latvia, Lebanon, Liberia, Lithuania, Malaysia, Malta, Mexico, Morocco,

Myanmar, Namibia, Netherlands, New Zealand, Nigeria, Norway, Pakistan, Peru, Philippines, Poland, Portugal, Puerto Rico, Romania, Russian Federation, Rwanda, Saudia Arabia, Senegal, Serbia, Singapore, Slovakia, Slovenia, South Africa, South Korea, Spain, Sudan, Sweden, Switzerland, Tanzania, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Taiwan, Ukraine, United Arab Emirates, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Venezuela, Vietnam, Yemen

Australia, Austria, Bolivia, Brazil, Burundi, Canada, China, Democratic Republic of the Congo, Germany, Ireland, Israel, Japan, Kazakhstan, Kyrgyzstan, Malaysia, Mexico, Mongolia, Myanmar, Nigeria, Peru,

Portugal, Russian Federation, Rwanda, South Korea, Spain, Thailand, Uganda, United Kingdom of Great Britain and Northern Ireland, United States of America, Vietnam, Zimbabwe

Countries listed in bold are considered “covered countries” (i.e., the DRC and its adjoining countries) under U.S. conflict minerals disclosure rules.

Annex II

SoRs Identified

Tesla suppliers identified more than 469 unique SoR or other entity names across all CMRT responses received. As part of our due diligence process, we identified 341 or 73%, as eligible and operational SoRs (meaning the RMI has classified these facilities as valid, eligible and operational SoRs based on their industry-setting definition) and 243, or 71%, as engaged with the RMI or conformant. Identification was performed by both Tesla’s engaged third-party service provider as well as an internal review of SoR names as compared to the RMI’s SoR database. As we continue to engage with SoRs directly and through stakeholder initiatives, we hope to see SoR conformance rates increase.

SoR Summary

Tesla does not directly purchase any 3TG material and we do not deal directly with any 3TG SoR. The following list of facilities are SoRs reported by Tesla Tier 1 suppliers that may, or may not, be in Tesla’s supply chain. The facility locations are listed as they appear on the RMI Facility Database as of April 26, 2023. As a result of the industry-wide CMRT data request, collection and submission process, inclusion in this list is not necessarily an indication that any particular facility supplies materials that are ultimately incorporated into Tesla products. In many cases, Tesla Tier 1 suppliers do not have the capability to identify raw materials from certain SoRs or mines which are ultimately used in the products produced for Tesla. For this reason, among others, the list is overinclusive, and does not directly link to Tesla suppliers or Tesla. We publish this list to promote supply chain transparency, hold ourselves and our suppliers accountable to progressive, continuous improvement of responsible sourcing practices, encourage continued SoR participation in RMAP and encourage SoRs that are not yet participating in a responsible sourcing program to accelerate their efforts to demonstrate responsible mineral procurement practices.

Metal	Smelter Name	Country	Smelter ID
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Agosi AG	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082

Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	Aurubis AG	Germany	CID000113
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Chimet S.p.A.	Italy	CID000233
Gold	Chugai Mining	Japan	CID000264
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Dowa	Japan	CID000401
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	Refinery of Seemine Gold Co., Ltd.	China	CID000522
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Germanys GmbH & Co. KG	Germany	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807

Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Japan Mint	Japan	CID000823
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	L’azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	CID001058
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193

Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC “The Gulidov Krasnoyarsk Non- Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	MKS PAMP S.A.	Switzerland	CID001352
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Gold	Royal Canadian Mint	Canada	CID001534
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	Super Dragon Technology Co., Ltd.	China	CID001810
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Torecom	Korea, Republic Of	CID001955
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Morris and Watson	New Zealand	CID002282
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Gold	Geib Refining Corporation	United States Of America	CID002459
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Singway Technology Co., Ltd.	Taiwan	CID002516
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562

Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	T.C.A S.p.A	Italy	CID002580
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Industrial Refining Company	Belgium	CID002587
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Marsam Metals	Brazil	CID002606
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750
Gold	Albino Mountinho Lda.	Portugal	CID002760
Gold	SAAMP	France	CID002761
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber- Scheideanstalt GmbH	Austria	CID002779
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Sai Refinery	India	CID002853
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Gold	Bangalore Refinery	India	CID002863
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	United States Of America	CID002872
Gold	JALAN & Company	India	CID002893
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	Safimet S.p.A	Italy	CID002973

Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	African Gold Refinery**	Uganda	CID003185
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Gold	QG Refining, LLC	United States Of America	CID003324
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Gold	C.I Metales Procesados Industriales SAS	Colombia	CID003421
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Kundan Care Products Ltd.	India	CID003463
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Alexy Metals	United States Of America	CID003500
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	CID003529
Gold	Sellem Industries Ltd.	Mauritania	CID003540
Gold	MD Overseas	India	CID003548
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Gold	WEEEREFINING	France	CID003615
Gold	Gold by Gold Colombia	Colombia	CID003641
Gold	Dongwu Gold Group	China	CID003663

Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	AMG Brasil	Brazil	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	QuantumClean	United States Of America	CID001508
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Tantalum	Telex Metals	United States Of America	CID001891
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tantalum	KEMET Blue Metals	Mexico	CID002539
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544
Tantalum	TANIOBIS GmbH	Germany	CID002545
Tantalum	Materion Newton Inc.	United States Of America	CID002548

Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	CID003583
Tantalum	5D Production OU	Estonia	CID003926
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Alpha	United States Of America	CID000292
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Tin	PT Premium Tin Indonesia	Indonesia	CID000313
Tin	Dowa	Japan	CID000402
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation	CID001305
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314

Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Babel Inti Perkasa	Indonesia	CID001402
Tin	PT Babel Surya Alam Lestari	Indonesia	CID001406
Tin	PT Bangka Tin Industry	Indonesia	CID001419
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421
Tin	PT Bukit Timah	Indonesia	CID001428
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Panca Mega Persada	Indonesia	CID001457
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Timah Nusantara	Indonesia	CID001486
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	PT Tommy Utama	Indonesia	CID001493
Tin	Rui Da Hung	Taiwan	CID001539
Tin	Thaisarco	Thailand	CID001898
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	VQB Mineral and Trading Group JSC	Vietnam	CID002015
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180
Tin	CV Venus Inti Perkasa	Indonesia	CID002455
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	CV Ayi Jaya	Indonesia	CID002570

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam	CID002573
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam	CID002574
Tin	PT Rajehan Ariq	Indonesia	CID002593
Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam	CID002703
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tin	Super Ligas	Brazil	CID002756
Tin	Aurubis Beerse	Belgium	CID002773
Tin	Aurubis Berango	Spain	CID002774
Tin	PT Bangka Prima Tin	Indonesia	CID002776
Tin	PT Sukses Inti Makmur	Indonesia	CID002816
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	PT Bangka Serumpun	Indonesia	CID003205
Tin	Pongpipat Company Limited	Myanmar	CID003208
Tin	Tin Technology & Refining	United States Of America	CID003325
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	PT Rajawali Rimba Perkasa	Indonesia	CID003381
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449

Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Tin	CRM Synergies	Spain	CID003524
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tin	DS Myanmar	Myanmar	CID003831
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868

Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	CID000281
Tungsten	Global Tungsten & Powders Corp.	United States Of America	CID000568
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tungsten	Kennametal Fallon	United States Of America	CID000966
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam	CID002502
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	Masan Tungsten Chemical LLC (MTC)	Vietnam	CID002543
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551

Tungsten	Niagara Refining LLC	United States Of America	CID002589
Tungsten	China Molybdenum Co., Ltd.	China	CID002641
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Tungsten	Lianyou Metals Co., Ltd.	Taiwan	CID003407
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tungsten	Artek LLC	Russian Federation	CID003553
Tungsten	Fujian Xinlu Tungsten	China	CID003609
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614
Tungsten	LLC Vostok	Russian Federation	CID003643
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662
Tungsten	HANNAE FOR T Co., Ltd.	Korea, Republic Of	CID003978

** Certain Tier 1 suppliers reported the presence of this entity that was sanctioned by the United States Department of Treasury, Office of Foreign Assets Control on March 17, 2022, specifically, CID003185 - African Gold Refinery. Because of the over-reporting nature of the industry CMRT information collection process, and the nature of the supply chains and goods, we are unable to confirm this, or any, SoR is or was active in our supply chain.

Tesla is in communication with Tier 1 suppliers who listed this SoR, and will continue necessary follow-up to have this SoR removed from their supply chain. Overall, we continue to engage with our Tier 1 suppliers to improve due diligence efforts and transparency.